CODE OF ETHICS

                       EDGEMOOR CAPITAL MANAGEMENT, INC.
                                      and
                           MEEHAN MUTUAL FUNDS, INC.

                            Dated November 20, 1999


                               I. INTRODUCTION
                                  ------------

     A. FIDUCIARY DUTY. This Code of Ethics has been adopted by Edgemoor Capital Management, Inc. ("Edgemoor") and the Meehan Mutual Funds, Inc. ("Fund"). Capitalized terms used in this Code are defined in the Code's Appendix.

     This Code is based on the principle that the directors and officers of Edgemoor and the Fund have a fiduciary duty to place the interests of the Fund ahead of their own interests. The Code applies to all Access Persons and focuses principally on pre-clearance and reporting of personal transactions in
Securities. Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Fund.

     As fiduciaries, Access Persons must at all times:

        1. PLACE THE INTERESTS OF THE FUND FIRST. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Fund. An Access Person may not induce or cause the Fund to take action, or not to take action, for personal benefit, rather than for the benefit of the Fund. For example, an Access Person would violate this Code by causing the Fund to purchase a Security he or she owned for the purpose of increasing the price of that Security.

        2. AVOID TAKING INAPPROPRIATE ADVANTAGE OF THEIR POSITIONS. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, prerequisites, or gifts from persons seeking business with the Fund or Edgemoor could call into question the exercise of an Access Person's independent judgment.

        3. CONDUCT ALL PERSONAL SECURITIES TRANSACTIONS IN FULL COMPLIANCE WITH THIS CODE INCLUDING THE REPORTING AND PRE-CLEARANCE REQUIREMENTS. Doubtful situations should be resolved in favor of the Fund. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

     B. LEGAL REQUIREMENT.

     Rule 17j-1(b) under the 1940 Act makes it unlawful for any officer or director of the Fund or Edgemoor (as well as certain other persons), in connection with the purchase or sale by such person of a Security held or to be acquired by the Fund:

        1.   To employ any device, scheme or artifice to defraud the Fund;

        2. To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

        3. To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Fund; or

        4.   To engage in any manipulative practice with respect to the Fund.


                      II. PERSONAL SECURITIES TRANSACTIONS
                          --------------------------------

     A. PROHIBITED TRANSACTIONS.

        1.    PROHIBITED  SECURITIES  TRANSACTIONS.   The  following  Securities
     Transactions   are  prohibited  and  will  not  be  authorized   under  any
     circumstances.

              a. INSIDE INFORMATION. Any transaction in a Security while in possession of material nonpublic information regarding the Security or the issuer of the Security;

              b. MARKET MANIPULATION. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading; and

              c. OTHERS. Any other transactions deemed by the President (or a designee) to involve a conflict of interest, possible diversions of a corporate opportunity, or an appearance of impropriety.

     B. PRE-CLEARANCE.

        1. PRE-APPROVAL OF INVESTMENTS IN INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS. All Investment Personnel shall obtain approval from the Fund or Edgemoor before directly or indirectly acquiring a Beneficial Interest in any Securities in an initial public offering or an offering exempt from registration pursuant to Rules 504, 505 or 506 or under Sections 4(2) or 4(6) of the Securities Act of 1933.

     C. EXEMPTIONS.

        1.    The following   Securities   Transactions   are  exempt  from  the
     restrictions set forth in the Code:

              a. MUTUAL FUNDS. Securities issued by any registered open-end investment companies (including the Fund);

              b. NO KNOWLEDGE. Securities Transactions where neither the Access Person nor an Immediate Family member knows of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a director of a blind trust or discretionary trades involving an investment partnership or investment club in which the Access Person is neither consulted nor advised of the trade before it is executed);

              c. CERTAIN CORPORATE ACTIONS. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

              d. RIGHTS. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue; and

              e. MISCELLANEOUS. Any transaction in the following: (1) bankers' acceptances, (2) bank certificates of deposit, (3) commercial paper, (4) repurchase agreements, (5) Securities that are direct obligations of the U.S. Government, and (6) other Securities as may from time to time be designated in writing by the President on the grounds that the risk of abuse is minimal or non-existent.

        2. Personal Transactions in Securities that also are being purchased, sold or held by the Fund are exempt from the restrictions in the Code if the Access Person does not, in connection with his or her regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by the Fund.

     D. REPORTING REQUIREMENTS

        1. REPORTING REQUIREMENTS FOR ALL ACCESS PERSONS EXCEPT INDEPENDENT FUND TRUSTEES

              a. INITIAL HOLDINGS AND ACCOUNTS REPORT. Any person who becomes an Access Person of Edgemoor or the Fund must submit within 10 days of becoming an Access Person an initial holdings and accounts report to the President listing all Securities accounts and Securities that he or she holds in such accounts in which that Access Person (or Immediate Family member) has a Beneficial Interest.

              b. QUARTERLY REPORTING REQUIREMENTS. Every Access Person and members of his or her Immediate Family must submit to the President a report on a quarterly basis with respect to any transaction during the quarter in a Security in which the Access Person (or Immediate Family member) has a Beneficial Interest setting the forth the following information: (i) the date of the transaction; (ii) the title (and interest rate and maturity date, if applicable); (iii) the number of shares and principal amount; (iv) the nature of the transaction (e.g., purchase, sale); (v) the price of the Security; and (vi) the name of the broker, dealer or bank through which the trade was effected. The report must be received no later than 10 days after the end of the calendar quarter.

                As an alternative to the quarterly report described above, an Access Person (or Immediate Family member) may arrange for the President to receive directly from any broker, dealer, or bank that effects any Securities Transaction, duplicate copies of each confirmation for each such transaction and periodic statements for each brokerage account in which such Access Person (or Immediate Family member) has a Beneficial Interest. All copies must be received no later than 10 days after the end of the calendar quarter. Each confirmation or statement must disclose the information required to be in a quarterly report described above.

              c. ANNUAL HOLDINGS AND ACCOUNTS REPORT. Every Access Person must submit an annual holdings and accounts report listing all Securities accounts and Securities in which that Access Person (or Immediate Family member) has a Beneficial Interest. The information in the annual holdings report must be current as of a date no more than 30 days before the report is submitted. The completed report should be submitted to the President within 30 days following the end of the calendar year.

        2. REPORTING REQUIREMENTS FOR INDEPENDENT DIRECTORS

           Each Independent Director (and their Immediate Family members) must report to the President any trade in a Security by any account in which the Independent Director has any Beneficial Interest if the Independent Director knew or, in the ordinary course of fulfilling his or her duty as a Director of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Security by the Director such Security (or an Equivalent Security) was or would be purchased or sold by the Fund or such purchase or sale by the Fund was or would be considered by the Fund or by Edgemoor for the Fund. An Independent Director who needs to report such transactions should refer to the procedures for quarterly reporting set forth in
Section II.D.1.b.


                             III. FIDUCIARY DUTIES
                                  ----------------

     A. CONFIDENTIALITY. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of the Fund except to persons whose responsibilities require knowledge of the information.

     B. GIFTS. The following provisions on gifts apply to all Investment Personnel.

        1. ACCEPTING GIFTS. On occasion, because of their position with the Fund, Investment Personnel may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons not affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of the Fund and Edgemoor. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 a year), and customary business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted.

            If an Investment Person receives any gift that might be prohibited under this Code, the Investment Person must inform the President.

        2. SOLICITATION OF GIFTS. Investment Personnel may not solicit gifts or gratuities.

        3. GIVING GIFTS. Investment Personnel may not personally give any gift with a value in excess of $100 per year to persons associated with securities or financial organizations, including exchanges, other member organizations, commodity firms, news media, or clients of Edgemoor.

     C. CORPORATE OPPORTUNITIES. Access Persons may not take personal advantage of any opportunity properly belonging to the Fund or Edgemoor. This includes, but is not limited to, acquiring Securities for one's own account that would otherwise be acquired for the Fund.

     D. UNDUE INFLUENCE. Access Persons may not cause or attempt to cause the Fund to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person. If an Access Person or Immediate Family member stands to benefit materially from an investment decision for the Fund which the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Fund (or, if the Access Person in question is a person with authority to make investment decisions for the Fund, to the President) any Beneficial Interest that the Access Person (or Immediate Family member) has in that Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Access Person (or Immediate Family member) or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the President, must determine whether or not the Access Person will be restricted in making investment decisions.

     E. SERVICE AS A DIRECTOR. No Investment Person may serve on the board of directors of a publicly-held company (other than the Fund) absent prior written authorization by the President. This authorization will be based upon a determination that the board service would be consistent with the interests of the Fund. If granted, this authorization normally will require that the affected Investment Person be isolated, through a "Chinese Wall" or other procedures, from those making investment decisions related to the issuer on whose board the person sits.


                    IV. COMPLIANCE WITH THIS CODE OF ETHICS
                        -----------------------------------

     A. REVIEW. The President is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the Board of Directors of Edgemoor. The Board of Directors of Edgemoor is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any violation of the Code by an Access Person will be reported to the Board of Directors of the Fund no less frequently than each regular quarterly meeting.

     B. ANNUAL REPORTS. The President will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and will report to the Board of Directors of the Fund:

              a. Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

              b.  Identifying  any  violation  requiring   significant  remedial
        action during the past year; and

              c. Identifying any recommended changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

     C. REMEDIES. The Board of Directors of Edgemoor has sole authority to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. If the Board of Directors of Edgemoor determines that an Access Person has committed a violation of the Code, the Board of Directors of Edgemoor may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of the employment of the violator for cause. The Board of Directors of Edgemoor may also require the Access Person to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom. The amount of profit shall be calculated by the Board of Directors of Edgemoor and shall be forwarded to a charitable organization selected by the Board of Directors of Edgemoor. No member of the Board of Directors of Edgemoor may review his or her own transaction.

     Whenever the Board of Directors of Edgemoor determines that an Access Person has committed a violation of this Code that merits remedial action, it will report no less frequently than quarterly to the Board of Directors of the Fund, information relating to the investigation of the violation, including any sanctions imposed. The Board of Directors of the Fund may modify such sanctions as it deems appropriate.

                                                                        APPENDIX


                                  DEFINITIONS

     "Access Person" means:

     (1) every director or officer of Edgemoor, and every director or officer of the Fund;

     (2) every employee of Edgemoor who, in connection with his or her regular functions, makes, participates in, or obtains information regarding the purchase or sale of a Security by the Fund;

     (3) every natural person in a control relationship with Edgemoor or the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security, prior to its dissemination or prior to the execution of all resulting trades; and

     (4)  such other persons as the President shall designate.

Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the President. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "Access Person" found in Rule 17j-1(a)(1) under the 1940 Act.

     "Investment Personnel" and "Investment Person" mean the Portfolio Manager, any employees who are authorized to make investment decisions for the Fund, and any Access Person who, in connection with his or her regular functions or duties, provides information and advice to the Portfolio Manager or who helps execute the Portfolio Manager's decisions.

     "Beneficial Interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities. An Access Person is deemed to have a Beneficial Interest in Securities owned by members of his or her Immediate Family. Common examples of Beneficial Interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the President. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "beneficial owner" found in Rules 16a-1(a)(2) and (5) promulgated under the Securities Exchange Act of 1934.

     "Code" means this Code of Ethics, as it may be amended from time to time.

     "President" means the President of Edgemoor.

     "Equivalent Security" means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

     "Edgemoor" means Edgemoor Capital Management, Inc.

     "Immediate Family" of an Access Person means any of the following persons who reside in the same household as the Access Person:

     child                       grandparent                 son-in-law
     stepchild                   spouse                      daughter-in-law
     grandchild                  sibling                     brother-in-law
     parent                      mother-in-law               sister-in-law
     stepparent                  father-in-law

Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the President determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

     "Independent Director" means a director of a the Fund who is not an "interested person" as that term is defined in Section 2(a)(19) of the 1940 Act.

     "1940 Act" means the Investment Company Act of 1940, as amended.

     "Portfolio Manager" means a person who has or shares principal day-to-day responsibility for managing the portfolio of the Fund.

     "SEC" means the Securities and Exchange Commission.

     "Security" includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. "Security" does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

     "Securities Transaction" means a purchase or sale of Securities in which an Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest.

     "Fund"  means  the  Meehan  Mutual  Funds,   Inc.,  an  investment  company
registered under the 1940 Act for which Edgemoor serves as investment adviser.